Exhibit 4.1
STOCK OPTION AGREEMENT
(Non-Qualified Director Stock Option)
     THIS AGREEMENT is made to be effective as of February 2, 2004 by and between Core Molding Technologies, Inc., a Delaware corporation (the “COMPANY”), and Tom Cellitti (the “OPTIONEE”).
WITNESSETH:
     WHEREAS, the Board of Directors of the COMPANY has determined that an option to acquire shares of common stock of the COMPANY (the “Shares”) should be granted to the OPTIONEE upon the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises, the parties hereto make the following agreement, intending to be legally bound thereby:
     1. Grant of Option. The COMPANY hereby grants to the OPTIONEE an option (the “Option”) to purchase 33,250 Shares.
     2. Terms and Conditions of the Option.
          (A) Option Price. The purchase price (the “Option Price”) to be paid by the OPTIONEE to the COMPANY upon the exercise of the Option shall be $3.21 per share.
          (B) Exercise of the Option. The OPTIONEE may exercise the Option, from time to time and at any time, after the Shares subject thereto have vested in accordance with the vesting schedule set forth below. Subject to the provisions of this Agreement, the Option shall remain exercisable as to the Shares subject thereto which have vested until the date of expiration of the Option term.
Vesting Schedule

	60% vested as	80% vested as	100% vested as
	of 2/2/2004	of 8/13/2004	of 8/13/2005
. 1
Total Number	Number of	Number of	Number of
of Shares	Shares	Shares	Shares

33,250	19,950	26,600	33,250
[Vesting Schedule to be revised/updated accordingly for each Director to reflect grandfathered vesting dates]

          (C) Full Vesting Upon Change in Control. Notwithstanding the foregoing, the Option shall fully vest with respect to all Shares subject thereto upon the occurrence of a “Change in Control” of the COMPANY. For purposes of this Agreement, a “Change in Control” means the COMPANY or its stockholders entering into one or more agreements to dispose of all or substantially all of the assets or fifty percent (50%) or more of the outstanding capital stock of the COMPANY by means of a sale (whether as a result of a tender offer or otherwise), merger, reorganization or liquidation in one or a series of related transactions; provided, however, that a “Change in Control” shall not occur in the event that (a) the primary purpose of the transaction is to change the COMPANY’s domicile solely within the United States; or (b) the transaction is approved by a majority of the members of the COMPANY’s Board of Directors (the “Board of Directors”) who had either been in office for more than twelve months prior to such transaction or had been elected, or nominated for election by the COMPANY’s stockholders, by the vote of three-fourths of the directors then still in office who were directors at the beginning of such twelve-month period.
          (D) Option Term. The Option shall in no event be exercisable after the expiration of ten (10) years from the date of the grant of the Option.
          (E) Method of Exercise. The Option may be exercised by giving written notice of exercise to the COMPANY’s Treasurer, stating the number of Shares subject to the Option in respect of which it is being exercised, accompanied by full payment for the Shares. The OPTIONEE shall be required, as a condition precedent to the OPTIONEE’s right to exercise the Option and at the OPTIONEE’s expense, to supply the COMPANY with such evidence, representations and agreements as the COMPANY may deem necessary or desirable to establish the OPTIONEE’s right to exercise the Option and the propriety of the sale of Shares by reason of such exercise under the Securities Act of 1933, as amended from time to time (the “Securities Act”), and any other laws or requirements of the governmental authority. Without limiting the generality of the foregoing, the Option shall not be exercisable unless the sale of the Shares by reason of such exercise has been registered under the Securities Act and all other applicable securities laws of any jurisdiction or unless such sale is exempt from such registration requirements.
          (F) Payment. The Option Price upon exercise of any Option shall be payable to the COMPANY in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value (defined below) at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the OPTIONEE for at least six (6) months prior to their tender to satisfy the Option Price), or (c) by a combination of (a) and (b). As soon as practicable after receipt of a written notification of exercise and full payment, the COMPANY shall deliver to the OPTIONEE, in the OPTIONEE’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the OPTION(S). For purposes of this Agreement, the term “Fair Market Value” shall be determined on the basis of the average of the high and low sales price on the principal securities exchange on which the Shares are publicly traded or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported.

     3. Withholding
          (A) Tax Withholding. The COMPANY shall have the power and the right to deduct or withhold, or require an Optionee to remit to the COMPANY, if the COMPANY deems it necessary or desirable, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. The COMPANY may defer delivery of any Shares pursuant to the exercise of the Option unless indemnified to its satisfaction in this regard.
          (B) Share Withholding. The Optionee may elect, subject to the approval of the COMPANY’s Board of Directors, to satisfy the withholding requirement, in whole or in part, by having the COMPANY withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Optionee, and shall be subject to any restrictions or limitations that the COMPANY’s Board of Directors, in its sole discretion, deems appropriate.
     4. Adjustments and Changes in the Shares Subject to the Option.
          (A) In the event that any dividend or other distribution (whether in the form of Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the COMPANY, issuance of warrants or other rights to purchase Shares or other securities of the COMPANY, or other similar corporate transaction or event affects the Shares such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Agreement to the OPTIONEE, then the COMPANY’s Board of Directors shall proportionately adjust either or both (as necessary) of (i) the number of Shares or other securities of the COMPANY (or number and kind of other securities or property) subject to the Option and (ii) the exercise price with respect to the OPTION;
          (B) Notice of any adjustment pursuant to this Section 4 shall be given by the COMPANY to the OPTIONEE.
     5. Non-Assignability of the Option.
          (A) During the lifetime of the OPTIONEE, the Option shall not be assignable or transferable and may be exercised only by the OPTIONEE, or, if permissible under applicable law, by the OPTIONEE’s guardian or legal representative, as determined by the COMPANY.
          (B) The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the OPTIONEE otherwise than by will or the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the COMPANY or any Subsidiary. For purposes of this Agreement, the term “Subsidiary” means any corporation, partnership, joint venture, affiliate or other entity in which the COMPANY has a majority voting interest.

     6. Exercise After Termination of Director Status.
          (A) Except as otherwise provided in this Agreement, the Option (i) is exercisable only by the OPTIONEE during his lifetime, (ii) is exercisable only while the OPTIONEE is a member of the Board of Directors of the COMPANY or a Subsidiary of the COMPANY and then only if the Option has become exercisable by its terms, and (iii) if not exercisable by its terms at the time the OPTIONEE ceases to be a member of the Board of Directors of the COMPANY or its Subsidiaries, shall immediately expire on the date of termination of such service.
          (B) Except as otherwise provided in this Section 6, if the Option is exercisable by its terms at the time the OPTIONEE ceases to be a member of the Board of Directors of the COMPANY or its Subsidiaries, it must be exercised on or before the earlier of twelve months after the date of termination of service or the fixed expiration date of the Option, after which period the Option shall expire; except that if the OPTIONEE ceases to be a member of the Board of Directors of the COMPANY after having been convicted of, or pled guilty or nolo contendere to, a felony, his Option shall be canceled on the date he ceases to be a member of the Board of Directors.
          (C) Notwithstanding any provision contained herein, in the event of the death of the OPTIONEE while a member of the Board of Directions of the COMPANY or its Subsidiaries, the unexercised portion of the Option (to the extent then exercisable by its terms) shall be exercisable by his estate for a period ending on the earlier of the fixed expiration date of the Option or twelve months after the date of death, after which period the Option shall expire. For purposes hereof, the estate of the OPTIONEE shall be defined to include the legal representative thereof or any person who has acquired the right to exercise the Option by reason of the death of the OPTIONEE.
     7. Restrictions on Transfers of Shares. Anything contained in this Agreement or elsewhere to the contrary not-withstanding, the Option may not be exercised if the COMPANY determines that the sale of Shares upon exercise of the Option may violate the Securities Act or any other law or requirement of any governmental authority. An appropriate restrictive legend shall be placed on certificates representing Shares acquired upon the exercise of the Option, unless the COMPANY determines, upon the advice of counsel to the COMPANY, that such legend is not required because of the existence of an effective registration statement registering the Shares under the Securities Act or because all applicable federal and state legal requirements have been satisfied.
     8. No Rights of the OPTIONEE as a Stockholder. The OPTIONEE shall have no rights as a stockholder of the COMPANY with respect to any Shares of the COMPANY covered by the Option until the date of issuance of a certificate to the OPTIONEE evidencing such shares.
     9. Governing Law. The rights and obligations of the OPTIONEE and the COMPANY under this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the conflict of laws principles thereof) in all respects, including, without limitation, matters relating to the validity, construction, interpretation, administration, effect, enforcement, and remedies provisions of this Agreement, except to the extent preempted by applicable federal law.
     10. Rights and Remedies Cumulative. All rights and remedies of the COMPANY and of the OPTIONEE enumerated in this Agreement shall be cumulative and, except as expressly provided otherwise in this Agreement, none shall exclude any other rights or remedies allowed by law or in equity, and each of said rights or remedies may be exercised and enforced concurrently.
     11. Captions. The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretation, construction or meaning and are in no way to be construed as a part of this Agreement.
     12. Severability. If any provision of this Agreement or the application of any provision hereof to any person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of each party to this Agreement that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provision unenforceable, then the provision shall have the meaning which renders it enforceable.
     13. Successors. All obligations of the COMPANY under this Agreement with respect to the Options granted hereunder shall be binding on any successor to the COMPANY, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the COMPANY.
     14. Number and Gender. When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.
     15. Amendment, Etc. of Option. The COMPANY’s Board of Directors may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the OPTION, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of the OPTIONEE or any holder or beneficiary of the Option shall not to that extent be without the consent of the OPTIONEE, holder or beneficiary.
     16. Entire Agreement. This Agreement, as amended from time to time, constitutes the entire agreement between the COMPANY and the OPTIONEE in respect of the subject matter of this Agreement, and this Agreement supersedes all prior and contemporaneous agreements between the parties hereto in connection with the subject matter of this Agreement. No change, termination or attempted waiver of any of the provisions of this Agreement shall be binding upon any party hereto unless contained in a writing signed by the party to be charged.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed to be effective as of the date first above written.

COMPANY: Core Molding Technologies, Inc., a Delaware Corporation
By:	/s/ James L. Simonton
	Name:	James L. Simonton
	Title:	President and CEO

OPTIONEE:
/s/ Thomas R. Cellitti
Tom Cellitti